Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
GEORGIAN OPERATIONS UPDATE
April 30, 2007 — Tbilisi, Georgia — CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) today provided an update on its operations activities in Georgia, in particular the ongoing testing operations on the Manavi M12 well.
An initial acid stimulation program has been completed on the M12 well, located on the potentially significant Manavi oil discovery in eastern Georgia. The operation was performed over a 564 foot (172 metre) interval consisting primarily of Cretaceous limestone where the best hydrocarbon shows were observed during drilling. On stimulation, which involved a low pressure acid squeeze using a coiled tubing unit, the well flowed back unaided and produced liquids at rates of up to 46 barrels per hour (1,104 barrels per day) and a sizeable gas flare. Immediately prior to the treatment process, the wellhead pressure had increased to approximately 1,600 psig (110 bars). Over a 12 hour period, the well produced a total of 402 barrels of liquids consisting of pumped fluid and chemicals, polymer drilling mud released from the reservoir, oil and gas. The maximum oil cut observed was in excess of 50%.
The well, however, did not sustain flow, and it is now concluded that the extent of the formation damage is beyond that which can be cleaned using a simple acid stimulation process, and will require more powerful pumping equipment to perform a hydraulic fracturing of the formation with acid, this having always been regarded as a possibility. As the well was not able to sustain flow, and as drilling mud was observed in the return flow, it is clear that there continues to be a blockage in the vicinity of the well bore and invasion of drilling mud would appear to be a major factor. The results of the treatment suggest that acid is the correct approach to opening this formation up to flow while at the same time has proven the presence of oil in the reservoir. However, additional pump pressure is required to fracture the reservoir beyond the damaged zone and establish communication with undamaged formation.
Currently, equipment to carry out a hydraulic fracturing operation is not available in Georgia and the Company is now approaching the major service companies which provide hydraulic fracturing services and equipment in order to get a unit to Georgia to perform this work on the M12 well as quickly as possible.
The Kumisi #1 well which is being drilled with CanArgo Rig #2, is an appraisal well to the West Rustavi #16 Cretaceous gas condensate discovery made in Soviet times. Seismic data shot by CanArgo indicates a potentially large structure may be present and test data from the discovery well indicates that reservoir productivity should be good. This prospect is situated just to the south of the capital city, Tbilisi, close to the

Rustavi industrial complex, the Gardabani thermal power plant and the route of the new South Caucasus gas trunkline from Azerbaijan to Turkey. The well is designed to test the Cretaceous limestones, the top of which is prognosed to be at a depth of approximately 9,845 feet (~3,000 metres), and an underlying volcanic sequence of pillow lavas at a depth of approximately 10,830 feet (~3,300 metres).
In the Kumisi well, a 7” casing string has been successfully run and cemented at a depth of 8,881 feet (2,707 metres) in Palaeocene shales which are expected to provide a potential cap rock to the Cretaceous carbonates. The well is currently preparing to drill ahead and is expected to reach target depth of 12,140 feet (3,700 metres) in June.
At the Ninotsminda Field, the workover on the N52 well which was drilled in 1987 prior to CanArgo’s involvement in the field is progressing well with over 6,560 feet (~2,000 metres) of the lost production tubing having been recovered from the well with possibly as much as a further 2,300 feet (~700 metres) of tubing remaining in the well. On recovering all of the tubing, it is planned to perforate the Middle Eocene reservoir interval and put the well on production. The well which was never put into production previously is located in the eastern part of the Ninotsminda Field which is relatively un-drained and thus provides the best potential for additional production in the short term.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel:     +1 617 669 1841
Fax:     +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206